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                                                                   EXHIBIT 10.12

June 7th, 1999

Marjorie Sennett
13251 Denara Rd.
San Diego, CA 92130

Dear Marjorie,


It is my pleasure to offer you a position at eGroups Inc., working with us to make our Internet group communication service pervasive world-wide.

Title:          Senior Vice President and Chief Financial Officer
Salary:         $200K per annum
Loan:           $100K forgiven over 4 years
Stock options:  232,000

The terms of your new position with the Company are as set forth below:

1. POSITION

        (a) You will take on the responsibilities of Chief Financial Officer. You will report to the CFO.

        (b) You agree to the best of your ability and experience that you will at all times conscientiously perform the duties and obligations required of and from you pursuant to the extent and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote substantially all of your business time and attention to the business of the Company, you will not render commercial or professional services of any nature to any person or organization for compensation, without the prior written consent of the Company's Chief Executive Officer or Board of Directors, and you will not directly or indirectly engage or participate in any business that is directly competitive in any, manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on July 5th, 1999.

3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. COMPENSATION.

        (a) Salary. Your annual salary will be $200,000.00, paid every two weeks pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

        (b) Loan. You will receive an interest-free loan of $100,000.00, on your Start Date. This loan is to be paid back within 120 days upon termination of your employment with the Company, but the amount to be paid back will be reduced by 1/48th of 100,000 per month of your full time employment with the Company.



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        (b) Benefits. You will be eligible to Participate in the health, medical, dental or life insurance programs and the 401(k) and employee stock purchase programs established by the Company, on the same basis as other similarly compensated employees.

        (c) Vacation. You will be entitled to twenty-one (21) days of paid vacation after one (1) year of employment with the Company, accruing at a rate of 1.75 days of vacation per month of service. Your manager may also grant additional vacation time.

        (d) Moving Expenses. The Company will cover reasonable expenses for moving to the Bay Area, including packing and moving of household goods, up to three month temporary housing, up to three house hunting trips for the family, and weekly travel for you to and from San Diego until your family is relocated. In addition the Company will gross up year end W-2 income to cover nondeductible relocation expenses.

        (e) Termination. Separate from the case of a Merger of the Company, if your employment is terminated by the Company without Cause, a reasonable severance package shall be worked out. If Your employment is terminated before the first anniversary of the commencement of your employment, the Company's right of repurchase shall immediately lapse with respect to 1/48th of the total number of Shares or each month of employment completed.

5. OPTION TO PURCHASE COMMON STOCK. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 232,000 shares of the Company's Common Stock ("Shares") under the Company's 1998 Employee Stock Option Plan established by the Board of Directors. The option shall have an exercise purchase price equal to the fair market value on the date of the grant as determined in good faith by the Board of Directors of the Company. These Shares issued upon the exercise of the option will be subject to the Company's right of repurchase in the event of the termination of your employment with the Company. This repurchase right will lapse as to 1/4th of the total number of Shares on the first anniversary of the commencement of your employment, and shall lapse as to 1/48th of the total number of Shares each month thereafter. The Company's repurchase, right will continue to lapse only so long as you continue to be employed by the Company. The option will be an incentive stock option to the maximum extent allowed by applicable law and will be subject to the terms of the stock option agreement between you and the Company.

Notwithstanding the foregoing, the Company's right of repurchase shall immediately lapse with respect to 50% of the then unvested Shares and a reasonable severance package shall be worked out if, in connection with or following the completion of Merger (as defined below), your employment with the Company (or its successor entity) is terminated by the Company or its successor without cause (as defined below) or you terminate your employment voluntarily as a result of a Constructive Termination (as defined below).

- "Merger" shall mean a merger or consolidation of the Company in connection with which greater than 50% of the voting power of the Company is transferred, or a sale of all or substantially all of the Company's assets or capital stock, excluding a transaction for the sole purpose of changing the legal domicile of the Company.

- "Cause" for the termination of your employment with the Company or its successor will exist at any time upon one or more of the following events. (i) Your willful misconduct in performance of the duties of your position with the Company or its successor, including your refusal to comply in any material respect with the legal directives of the Company's Chief Executive Officer or the Board of Directors so long as such directives are not inconsistent with your position and duties, and such refusal to comply is not remedied within 15 working days after written notice from the Company or its successor, which written notice shall state that failure to remedy such conduct may result in termination for Cause; or (ii) your conduct that materially discredits the Company or its successor or is materially detrimental to the reputation of the Company or its successor, including conviction of a felony involving moral turpitude.



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-       "Constructive Termination" shall be deemed to occur if there is (i) an adverse change in your position or operating responsibilities with the Company or its successor causing such position to be of materially reduced stature or responsibility; or (ii) a reduction of your compensation, taken as a whole.

6. PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement") prior to or on your Start Date.

7. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

8. AT-WILL EMPLOYMENT. Your employment with the Company will be on an "at Will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability,

We are all delighted to be able to extend you this offer until 5 pm PST on June 7th, 1999, and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

If you have any questions about this offer, please call me at 415-284-5245. We look forward to a favorable reply and to a rewarding and productive association with you.

                                            Sincerely,
                                            Martin Roscheisen, CEO

Agreed and Accepted


Marjorie Sennett

Date

Enclosure:     Proprietary Formation and Invention Assignment Agreement